As filed with the Securities and Exchange Commission on September 27, 2017

Registration No. 333-157192

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SHORETEL, INC.

(Exact name of the Registrant as specified in its charter)

Delaware	77-0443568
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

960 Stewart Drive

Sunnyvale, California 94085

(Address of principal executive offices, including zip code)

2007 Equity Incentive Plan

2007 Employee Stock Purchase Plan

(Full title of the plan)

Mitel (Delaware) Inc.

7500 W. Boston Street

Chandler, AZ

Attention: Greg Hiscock, Esq.

(Name, address and telephone number,

including area code, of agent for service)

Copy to:

Gregory Hiscock

Mitel Networks Corporation

350 Legget Drive,

Ottawa, Ontario

Canada

(613) 592-2122

(Counsel to the Registrant)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Form S-8 Registration Statement (File No. 333-157192) (the “Registration Statement”) of ShoreTel, Inc. (“ShoreTel”).

ShoreTel is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by ShoreTel pursuant to such Registration Statement.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 26, 2017, by and among Mitel US Holdings, Inc. (“Parent”), a Delaware corporation and a wholly-owned subsidiary of Mitel Networks Corporation (“Mitel”), a Canadian corporation, Shelby Acquisition Corporation (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent, ShoreTel and, solely with respect to the matters set forth in Section 1.1(i), Section 5.8, Section 5.10, Section 8.15(a) and Section 8.17 thereof, Mitel, on September 25, 2017, Merger Sub was merged with and into ShoreTel, with ShoreTel surviving as a direct wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of Mitel (the “Merger”).

As a result of the transactions contemplated by the Merger Agreement, ShoreTel is terminating all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by ShoreTel in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, ShoreTel hereby removes and withdraws from registration any and all securities of ShoreTel registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, ShoreTel, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Canada, on this 27th day of September, 2017.

SHORETEL, INC.

By:	/s/ Greg Hiscock
Name: Greg Hiscock
Title: Secretary

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Steven E. Spooner and Gregory Hiscock, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this post-effective amendment to the registration statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on September 27, 2017.

Signature	Title

/s/ Steven E. Spooner Steven E. Spooner	President (Principal Executive Officer) and Director

/s/ Colin McAnuff Colin McAnuff	Treasurer (Principal Financial Officer and Principal Accounting Officer) and Director

/s/ Gregory Hiscock Gregory Hiscock	Director

3